PRESS RELEASE                               Contact:   Angela Richardson,
FOR IMMEDIATE RELEASE                                  Investor Relations
                                                       1-888-788-3863


                  Company Announces Resignation of Board Member
                                -----------------

BALTIMORE, MD, January 24, 2003 -- Municipal Mortgage & Equity, LLC (NYSE: MMA) and its subsidiaries, also known as MuniMae and MuniMae Midland, announced today the resignation of William L. Jews, a board member since 1996. Mr. Jews, President and Chief Executive Officer of CareFirst BlueCross BlueShield, resigned from the Board of Directors of MuniMae due to personal reasons and other commitments.

MuniMae Chairman and CEO Mark K. Joseph, commenting on the resignation, stated, "Bill Jews joined the MuniMae Board when we first listed the company in August, 1996. He brought to us wide knowledge in strategic planning and how large, complex organizations operate as well as experience in the governance of public companies. We well understand his need to cut back on outside commitments at this time, appreciate his service on MuniMae's Board and express both our thanks and good wishes."

The Company plans to conduct a search to identify a suitable replacement for Mr. Jews.

About the Company:
------------------
MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for their own accounts and on behalf of others. As of September 30, 2002, assets under management totaled $3.4 billion secured by 868 properties and 92,159 units in 47 states and the U.S. Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio of tax-exempt bonds is secured by 140 properties containing 34,228 units in 27 states. For a portion of bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are declared quarterly and paid in February, May, August and November.

This press release contains statements which are forward looking in nature and reflect management's current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. Actual results may vary materially from projected results based on a number of factors, including the actual performance of the properties pledged as collateral for the portfolio, general conditions in the local real estate markets in which the properties are located and prevailing interest rates.


          MUNIMAE: TAX-EXEMPT DIVIDENDS AND GROWTH THROUGH REAL ESTATE
                             www.munimaemidland.com